Exhibit 10.24

Employment Agreement

This Employment Agreement is made on 25 day of July 2021, by and between, Michael Rabinowitz an individual residing in Pennsylvania, United States (the “Executive”), and ORAMED PHARMACEUTICALS, INC., a company incorporated under the laws of the State of Delaware, (the “Company”).

WHEREAS, the Company has agreed to engage the Executive to serve in the role of Chief Commercial Officer of the Company. in accordance with the terms as described below.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	ENGAGEMENT

1.1	Engagement of Executive. The Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2	Term. The term of employment under this Agreement shall commence on August 1, 2021 (the “Effective Date”) and shall continue until terminated by either party as provided herein (the “Term”).

1.3	Duties. The Executive’s services hereunder shall be provided on the basis of the following terms and conditions:

(a)	The Executive will report to the Chief Executive Officer of the Company.

(b)	The Executive will perform and discharge diligently and faithfully the duties as may be assigned to him from time to time by Chief Executive Officer of the Company. The Executive shall faithfully, honestly and diligently serve the Company and utilize his professional skills and care to ensure that all services rendered hereunder are to the satisfaction of the Company. The Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

(c)	The Executive shall primarily perform such duties from his home office at 41 Alexanders Court in Newtown, Pennsylvania or at a mutually agreed location, provided however, that the Executive may, from time to time, be required to travel to perform such duties;

(d)	The Executive shall not, during his employment with the Company, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent, consultant, director or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity or person.

2.	COMPENSATION and additional TERMS

2.1	Salary. For services rendered by the Executive during the Term, as the Chief Commercial Officer on a full-time basis, the Executive shall be entitled to a gross annual salary of $330,000 (the “Salary”). The Company shall legally deduct and withhold income tax payments and other obligatory payments from all of the payments which shall be paid to the Executive in accordance with the Agreement and as required by law, including all taxes imposed on any benefits granted to the Employee and on any part of the benefits which exceeds the maximum exemption provided by law and submit the same taxes to the relevant tax authorities.

2.2	Options. Subject to the approval of a grant by the Board of Directors, the Executive shall be granted options to purchase 100,000 ordinary shares of the Company (the “Options”), all as shall be detailed in the Option Grant Agreement to be signed between the Employee and the Company and the Amended and Restated 2019 Option plan of the Company (as amended from time to time). Following execution of this Agreement, the parties shall make all commercial reasonable efforts to complete the process of issuance of the Options. The Options will be subject to a four (4) year vesting period, subject to Executives continuous employment with the Company.

2.3	Restrictive Stock Units. The Company shall recommend the Board of Directors to grant the Executive with up to 100,000 Restricted Stock Units (the “RSU”) subject to the terms of the Company’s Amended and Restated 2019 Plan Agreement to be executed between the Company and the Executive.

2.4	Expenses. The Executive will be reimbursed by the Company for pre-approved business expenses incurred by the Executive in connection with his duties, and in accordance with Company’s policy. Company will provide Executive with monthly reimbursement of Executive’s cell phone expenses.

2.5	Vacation and Sick Leave. The Executive shall be entitled to accrue up to 20 vacation days per year. The Executive shall be entitled to accrue a maximum of 24 vacation days (the “Maximum”). In addition, Executive shall be entitled to sick leave according to applicable law. Executive shall be entitled to cash redemption of unused accrued vacation only upon termination of employment.

2.6	Bonus. Executive will be eligible for an annual discretionary bonus as determined by the Company. The amount of the discretionary bonus award, if any, shall be determined in good faith by the Company. The payment of any bonus shall be subject to Executive’s continued employment with the Company through the date of payment in accordance with applicable laws except as provided herein and will be paid no later than March 15th of the year following the year it is earned.

2.7	Medical and Dental Benefits. Company shall pay a monthly stipend to reimburse Employee for the full amount Employee pays for Employee’s Medical and Dental Benefits up to a limit of $6,000 per year. Such stipend shall be grossed up such that Employee shall receive the full amount after taxes and withholdings.

2.8	Additional Benefits. Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time, which shall include to the extent permitted under each plan’s terms.

2.9	Liability Insurance Indemnification. The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

3.	CONFIDENTIALITY, NON-COMPETITION, NON-sOLITICATION AND INTELLECTUAL PROPERTY

The Executive agrees to be bound by, and shall have executed and delivered to the Company, the Confidential Information, Non-Compete, Non-Solicitation and Invention Assignment Agreement, substantially in the form of Exhibit A hereto

3.1	Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

3.2	Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Exhibit A may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.3	Reasonable Restrictions. The Executive agrees that all restrictions in this Exhibit A are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

3.4	Effect of Termination. Exhibit A hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever

4.	Termination

4.1	Termination For Cause. This Agreement may be terminated at any time by the Company without notice for Cause. For the purposes of this Agreement, “Cause” shall mean that the Executive shall have:

(a)	committed an act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(b)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c)	intentionally or wrongfully disclosed any of the Confidential Information;

(d)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e)	material breach of this Agreement; or

(f)	willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

4.2	Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without Cause, for any reason whatsoever, with 45 days prior written notice within the first 12 months of the Executive’s engagement, and 60 days, prior written notice thereafter (“Notice Period”).

During the Notice Period, the Executive shall cooperate with the Company, continue to perform his duties and use his best efforts to assist in the transition of duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Executive’s actual work during the Notice Period, or to reduce the scope of the Executive’s work hours, while continuing to pay the Executive his regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay a cash equivalent to his Salary for the remainder of the Noticed Period as a payment in lieu of prior notice in accordance with the law.

4.3	Return of Materials. Upon termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets. In addition, immediately upon the termination of his employment with the Company (for any reason) or at such other time as directed by the Company, following coordination with the Company’s IT persons, he shall delete any information relating to the Company or its business from his personal computer, if any.

5.	Mutual Representations

5.1	Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

5.2	The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

5.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

6.	Notices

6.1	Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Oramed Pharmaceuticals Inc. 1185 Avenue of the Americas, Third Floor, New York, NY, 10036

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

6.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

7.	GENERAL

7.1	Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.2	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.3	Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

7.4	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.5	Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6	Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.7	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.9	Governing Law. This Agreement shall be exclusively construed and interpreted in accordance with the laws of the state of Delaware applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Delaware.

7.10	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Oramed Pharamceutical, Inc.

/s/ Nadav Kidron	/s/ Michael Rabinowitz
Nadav Kidron, CEO	Michael Rabinowitz, Executive

EXHIBIT A – PROPRIETARY INFORMATION, NON COMPETE,
NON-SOLICITATION AND PROTECTION OF INTELLECTUAL PROPERTY

This Agreement is an Exhibit to the Employment Agreement dated July ___, 2021 by and between Michael Rabinowitz, residing in Pennsylvania (the “Executive”) and Oramed Pharmaceuticals, Inc, incorporated in the state of Delaware, (the "Employment Agreement").

The Executive warrants and undertakes that during his/her relationship with the Company and thereafter, he/she shall maintain in complete confidence any matters that relate to the Company (together with its Affiliates shall be defined as the “Company), its affairs or business, including regarding the terms and conditions of his/her employment, and that he/she shall not harm its goodwill or reputation, and he/she agrees to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the Executive’s obligations and representations and the Company’s rights under this Agreement shall apply retroactively as of the commencement of the parties’ engagement, regardless of the date of execution of this Agreement.

The Executive’s obligations pursuant to this Agreement derive from his/her status and his/her position in the Company, along with all matters connected therewith, and the terms and conditions of the Executive’s employment pursuant to the Employment Agreement, including his/her compensation and benefits, have been determined in part, inter alia, in consideration of this Agreement and constitute sufficient consideration for his/her obligations hereunder.

1.	Confidentiality

1.1	The Executive undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his/her engagement with the Company and after the termination of such, for any reason. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.

1.2	Without derogating from the generality of the foregoing, the Executive hereby agrees that he/she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his/her engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during his/her engagement period with the Company, whether or not developed by the Executive.

Exceptions. The general prohibition contained in Sections 1.1 and 1.2 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that: (i) is available to the public generally in the form disclosed; (ii) becomes part of the public domain through no fault of the Executive; (iii) is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or (iv) is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

1.3	The Executive undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.4	The Executive undertakes, that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s relationship with the Company, and thereafter, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his/her work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5	During the Executive’s relationship with the Company the Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6	In the event the Executive is in breach of any of his/her above obligations, he/she shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including legal fees and costs, without derogating from any other relief or remedy available to the Company by virtue of any law.

1.7	Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, government regulation, subpoena or court order, (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (v) to the minimum extent reasonable necessary in any dispute proceeding between the Company and Executive hereunder being conducted in accordance with Section.

1.8	As set forth in 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

2.	Non-Competition/ Non-Solicitation

The Executive undertakes that during the period of his/her engagement with the Company and for a period of (12) months following termination of his/her engagement with the Company (“Restricted Period”), for any reason:

2.1	Executive shall not, anywhere in which the Company conducts business, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

2.2	Executive shall not directly or indirectly, recruit or otherwise solicit or induce any client, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.

2.3	Executive shall not\ directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve (12) months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.

3	Intellectual Property, Copyright and Patents

3.1	The Executive hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Executive (whether solely or jointly with others) during the term of employment; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	The Executive acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Executive hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest the Executive may have or may acquire in and to Company IPR upon its creation. The Executive acknowledges and agrees that no rights relating to any Company IPR are reserved to Executive.

The Executive will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Executive’s relationship with the Company, all for no additional consideration, provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.4	The Executive represents and warrants that upon execution hereof, he/she has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Executive undertakes not to incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	The Executive undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6	The Executive’s obligations pursuant to this Section 3 shall survive the termination of his/her employment with the Company or its successors and assigns with respect to inventions conceived by him during the term of his/her employment or as a result of his/her employment with the Company.

4. The Executive acknowledges that the restricted period of time and geographical are as specified hereunder are reasonable, in view of his/her position and the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business and the compensation he/she receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Executive acknowledges that the compensation and benefits granted to him by the Company under the Employment were determined, inter alia, in consideration for his/her obligations under this Undertaking.

5. This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

6. This Undertaking and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Delaware. The competent courts of the State of Delaware, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

7. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement.

8. This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I, Michael Rabinowitz, HAVE READ THIS UNDERTAKING CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

/s/ Michael Rabinowitz	Date:	7/25/2021

ANNEX “A”

Use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of company1 computers, internet browsing or company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). it is additionally forbidden to install any programs on company computer systems, or make use of any such system to transfer materials unrelated to work or detrimental to the company, its clients, employees, or any other third party. misuse of company computers, internet browsing or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. if in doubt, please refer to the company it manager.

2. We would like to clarify that the company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality (as set forth in your employment agreement), without derogating from work requirements and subject to section 1 above. nonetheless, it is important to clarify that due to the nature of the company computer systems, network operational maintenance requirements, as well as for the implementation of this section 2, the company may block certain websites from access, and the company it manager may access any computer on the company network, and accordingly, any information found on your computer may be exposed to the company it manager and his/her /her superiors.

3. The company provides you with an email account exclusively for professional use as required within the scope of your position in the company. therefore, the company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox. you are aware, and hereby consent that the company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the company or any third party (including violation of the terms above), or in any other case in accordance with the law. such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. the monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the company’s computer systems, any security and support service provider which shall replace it in the future, or in accordance with the law, subject to the aforementioned. accordingly, any information found in the professional electronic mailbox may be accessible to the company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. at the expiration of your position with the company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the company. if you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the company, and so long as such use is made reasonably and in adherence to the company policy as stated above.

[1]	All terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

4. It is also clarified that the company may allow other employees and other third parties and use the personal laptop / laptop that is given to you for your work. since the computer, e-mail, corporate network and internet connection are provided for professional purposes only, the company has the right to disconnect you from such systems at its sole discretion at any time. without prejudice to the foregoing, it is prohibited to leave these tools and / or to give access to any of these tools without supervision and / or contrary to the company’s policy. in any case where there is a concern that another party, other than you, has access to these tools (for example, in the event of password disclosure, theft and / or loss), contact the computer administrator immediately.

5. In addition, you are to avoid using the internet in general and social networks in particular in a manner that is likely to create the impression that your private use of the social networks is on behalf of the company and/or in its name. thus, for example, it is forbidden to upload pictures or other information connected to the company or the company’s events or the company’s employees, or make use of the company’s name or any insignia in a manner that indicates that your publication is an official publication of the company, as opposed to your private publication, upon your own authority. in any event of doubt, you may contact the it manager with any questions.

6. For the avoidance of any doubt, the it manager, anyone acting on his/her behalf, and any other person who has access to the e-mail, computer and the various folders, are to refrain from any use at all of the information therein, including its publication or any other personal use, beyond the purposes delineated in this policy, and to keep this information in strictest confidence.

7. It is preferable, that during your absence from work, for whatever reason, you leave an orderly “out of office” email message with the date of your return and a referral to whomever is substituting for you during the period of your absence.

8. You undertake that, at the termination of your employment, you transfer the content of the computer and your email account, as is, to the it manager. if you wish to delete personal and private files or to remove them from the computer – this shall be done only with the approval of and in coordination with the it manager.

9. After termination of your employment, the company, by means of the direct supervisor and it manager, shall be entitled to access your computer, email account and folders.

10. You are required to keep current regarding the company’s policy of computer use as will be updated from time to time.

I hereby read and declare I read this annex A, understood its provisions and agree thereto.

Michael Rabinowitz:

/s/ Michael Rabinowitz	Date:	7/25/2021